UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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PriceSmart, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRICESMART, INC.

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

TO THE STOCKHOLDERS OF PRICESMART, INC.:

Notice is hereby given that the Annual Meeting of the Stockholders of PriceSmart, Inc. (the “Company”), will be held at 10:00 a.m. on Wednesday, January 27, 2010 at the Company’s corporate headquarters, 9740 Scranton Road, San Diego, California, 92121 for the following purposes:

1.	To elect directors for the ensuing year, to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Board of Directors of the Company has nominated and recommends for election as directors the following eight persons:

Gonzalo Barrutieta	Leon C. Janks	Keene Wolcott
Lawrence B. Krause	Robert E. Price	Edgar Zurcher
Katherine L. Hensley	Jose Luis Laparte

2.	To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on November 30, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. A list of such stockholders shall be open to the examination of any stockholder at the Annual Meeting and for a period of ten days prior to the date of the Annual Meeting at the offices of PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121.

Accompanying this Notice is a Proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, OR YOU MAY VOTE YOUR SHARES BY TELEPHONE OR OVER THE INTERNET, AS DESCRIBED IN THE ENCLOSED PROXY. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Robert M. Gans

Secretary

San Diego, California

December 8, 2009

PRICESMART, INC.

9740 Scranton Road

San Diego, California 92121

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

January 27, 2010

The Board of Directors of PriceSmart, Inc., a Delaware corporation (the “Company”), is soliciting the enclosed Proxy for use at the Annual Meeting of Stockholders of the Company to be held on January 27, 2010 (the “Annual Meeting”), and at any adjournments thereof. This Proxy Statement will be first sent to stockholders on or about December 8, 2009. You can submit your Proxy by mail or you may provide voting instructions for your shares by telephone or via the Internet. Instructions for voting by telephone, by using the Internet or by mail are described on the enclosed Proxy. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so. Unless contrary instructions are indicated on the Proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for the election of the Board of Directors’ nominees for directors, or for a substitute or substitutes selected by the Board in the event a nominee or nominees are unable to serve or decline to do so. As to any other business which may properly come before the Annual Meeting and be submitted to a vote of the stockholders, Proxies received by the Board of Directors will be voted in accordance with the best judgment of the holders thereof.

A Proxy may be revoked by written notice to the Secretary of the Company at any time prior to the Annual Meeting, by executing a later Proxy or by attending the Annual Meeting and voting in person.

The Company will bear the cost of solicitation of Proxies. In addition to the use of mails, Proxies may be solicited by personal interview, telephone, facsimile or e-mail, by officers, directors and other employees of the Company. The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others to send or cause to be sent Proxy material to, and obtain Proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

The Company’s mailing address is 9740 Scranton Road, San Diego, California 92121.

Voting

Stockholders of record at the close of business on November 30, 2009 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

As of November 30, 2009, 29,746,173 shares of the Company’s common stock, $.0001 par value per share (“Common Stock”) were outstanding, representing the only voting securities of the Company. Each share of Common Stock is entitled to one vote.

Votes cast by Proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Annual Meeting. The Inspector of Election will treat shares represented by Proxies that reflect abstentions or include “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Because directors are elected by a plurality of the votes of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors, abstentions and “broker non-votes” do not constitute a vote “for” or “against” any nominee for the Board of Directors and thus will be disregarded in the calculation of “votes cast” for purposes of electing nominees to the Board of Directors.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company has nominated and recommends for election as directors the eight persons named herein to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. All of the nominees are presently directors of the Company, and following the Annual Meeting there will be no vacancies on the Board. Directors are elected by a plurality of the votes of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors. The enclosed Proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the Proxy will be exercised by the proxy holders to vote the shares represented by the Proxies for one or more substitute nominees selected by the present Board of Directors. The Board of Directors does not believe at this time that any substitute nominee or nominees will be required.

Nominations Process

The Board of Directors of the Company has adopted a resolution approving certain procedures comprising a “Nominations Process.” A copy of the Nominations Process is available on the Company’s website at www.pricesmart.com. Among other things, the Nominations Process sets forth a procedure calling for director nominees to be recommended to the Board of Directors, for the Board’s nomination, by a majority of the independent directors. Under the Company’s Corporate Governance Guidelines, the independent directors, in recommending to the Board of Directors candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, are required to take into account many factors, including a candidate’s ability to make independent analytical inquiries, general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, experience in the Company’s industry and with relevant social policy concerns, understanding of the Company’s business on a technical level, other board service and educational and professional background. Each nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The independent directors and the Board of Directors are required to evaluate each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend to the Board a director for re-election, the independent directors also are required to consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board. Notwithstanding the foregoing, there are no specific, minimum qualifications that a nominee must meet. The independent directors of the Board unanimously recommended the director nominees who were subsequently nominated by the full Board.

Under the Company’s Nominations Process, the independent directors are required to give consideration to candidates recommended by any stockholder of the Company who has held the Company’s Common Stock for at least one year and who holds a minimum of 1% of the Company’s outstanding shares of Common Stock. The recommending stockholder must submit the following:

•	a detailed resume of the recommended candidate;

•	an explanation of the reasons why the stockholder believes the recommended candidate is qualified for service on the Company’s Board;

•	such other information that would be required by the rules of the SEC to be included in a proxy statement;

•	the written consent of the recommended candidate;

•	a description of any arrangements or undertakings between the stockholder and the recommended candidate regarding the nomination; and

•	proof of the recommending stockholder’s stock holdings in the Company.

Recommendations from stockholders received after the deadline set forth in the Company’s most recent proxy statement for a stockholder proposal to be considered for inclusion in the Corporation’s proxy statement for the next annual meeting likely will not be considered timely for consideration for the following year’s annual meeting. Recommendations received by stockholders will be processed and subject to the same criteria as other candidates recommended to the Board.

Independent Directors

The Company’s Board of Directors has determined that the following nominees for director are “independent” under the Nasdaq Stock Market listing standards applicable to the Company: Gonzalo Barrutieta, Katherine Hensley, Leon Janks, Lawrence Krause and Keene Wolcott.

Information Regarding Nominees

The table below indicates the name, position with the Company and age of each nominee for director as of October 31, 2009.

Name	Position	Age
Robert E. Price	Chairman of the Board; Chief Executive Officer	67
Gonzalo Barrutieta	Director	43
Katherine L. Hensley	Director	72
Leon C. Janks	Director	60
Lawrence B. Krause	Director	79
Jose Luis Laparte	Director; President	43
Keene Wolcott	Director	78
Edgar Zurcher	Director	58

Information Regarding Directors

Robert E. Price has been Chairman of the Board of the Company since July 1994 and Chief Executive Officer of the Company since April 2006. He served as Interim Chief Executive Officer of the Company from April 2003 until April 2006 and also served as Interim President of the Company from April 2003 until October 2004. Mr. Price also served as President and Chief Executive Officer of the Company from July 1994 until January 1998. Additionally, Mr. Price served as Chairman of the Board of Price Enterprises, Inc. (“PEI”) from July 1994 until November 1999 and was President and Chief Executive Officer of PEI from July 1994 until September 1997. Mr. Price was Chairman of the Board of Price/Costco, Inc. (“Costco”) from October 1993 to December 1994. From 1976 to October 1993, he was Chief Executive Officer and a director of The Price Company (“TPC”). Mr. Price served as Chairman of the Board of TPC from January 1989 to October 1993, and as its President from 1976 until December 1990. Mr. Price has been a Manager of The Price Group, LLC since August 2000.

Gonzalo Barrutieta has been a director of the Company since February 2008. Mr. Barrutieta was employed in several capacities with Grupo Gigante, S.A. de C. V. from 1994 to 2006, most recently as Director of Real Estate and New Business Development. Since 1994, he has served as a member of the board of directors of Grupo Gigante. From 2002 through 2005, Mr. Barrutieta was a Director of PriceSmart Mexico (formerly a joint venture between the Company and Grupo Gigante), serving as Chief Executive Officer of PriceSmart Mexico from 2003 to 2005. Mr. Barrutieta has also been a Director of Hoteles Presidente since 2004, of Office Depot Mexico and Radio Shack Mexico since 2005, and has served as President and Director of Operadora IPC de Mexico since 2007.

Katherine L. Hensley has been a director of the Company since July 1997 and served as a director of PEI from December 1994 until July 1997. She is a retired partner of the law firm of O’Melveny & Myers in Los

Angeles, California. Ms. Hensley joined O’Melveny & Myers in 1978 and was a partner from 1986 to February 1992. From 1994 to 2000, Ms. Hensley served as a trustee of Security First Trust, an open-end investment management company registered under the Investment Company Act of 1940.

Leon C. Janks has been a director of the Company since July 1997 and served as a director of PEI from March 1995 until July 1997. He has been a partner in the accounting firm of Green, Hasson & Janks LLP in Los Angeles, California since 1980 and serves as its Managing Partner. Mr. Janks has extensive experience in domestic and international business, serving a wide variety of clients in diverse businesses, and is a certified public accountant.

Lawrence B. Krause has been a director of the Company since July 1997. Mr. Krause has been a Professor and the Director of the Korea-Pacific Program at the Graduate School of International Relations and Pacific Studies at the University of California, San Diego since 1986. He became a Professor Emeritus in 1997. Mr. Krause also serves on the board of FFTW Funds, Inc., an open-ended management investment company registered under the Investment Company Act of 1940, and on advisory boards for a number of institutions including the Korea Economic Institute, the Committee on Asian Economic Studies and the U.S. National Committee for Pacific Economic Cooperation.

Jose Luis Laparte has been a director of the Company since February 2008 and President of the Company since October 2004, having served as a consultant for the Company from December 2003 to October 2004. Prior to joining the Company as a consultant, Mr. Laparte worked more than 14 years for Wal-Mart Stores, Inc. in Mexico and the United States in progressively responsible positions. From October 2002 through September 2003, he served as Vice President of Sam’s International, where he directed and managed the company’s operations, finance, sales, marketing, product development and merchandising. From May 2000 to October 2002, he served as Vice President, Wal-Mart de Mexico, responsible for sales and the expansion of the Sam’s Club format in Mexico.

Keene Wolcott has been a director of the Company since October 2006. Mr. Wolcott has been President of Wolcott Investments, Inc., a private investment company, since 1975. Mr. Wolcott also served as a director of Price Legacy from September 2001 until December 2004 and served as a director of The Price REIT, Inc. from January 1995 until 1998. From 1969 to 1973, Mr. Wolcott served as Chief Executive Officer of the Colorado Corporation, which managed investor funds in oil and gas exploration. Prior to 1969, he served as Senior Vice President of Hayden, Stone and Company, a securities brokerage firm.

Edgar Zurcher has been a director of the Company since October 15, 2009 and also served as a director of the Company from November 2000 to February 2008. Mr. Zurcher has been a partner in the law firm Zurcher, Odio & Raven in Costa Rica since 1980, which the Company uses in certain legal matters. Mr. Zurcher is also President of PLP, S.A., as well as a director of Payless ShoeSource Holdings, Ltd. (“Payless Shoes”). PLP, S.A. owns 40% of Payless Shoes, which rents retail space from PriceSmart. Additionally, Mr. Zurcher is a director of Molinos de Costa Rica Pasta and Roma S.A. dba Roma Prince S.A., from which the Company purchases products for sale to its members at the PriceSmart warehouse clubs, and is a director of Promerica Financial Corporation, S.A. from which the Company received rental income and credit card fees.

Information Regarding the Board

Board Meetings

The Company’s Board of Directors held eight meetings during fiscal 2009. No nominee for director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which he or she served.

Committees of the Board

Audit Committee. The Audit Committee, which consists of Messrs. Janks and Krause and Ms. Hensley, held four meetings during fiscal 2009. The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its consolidated financial statements. The Committee reviews the annual audits conducted by the Company’s independent public accountants, reviews and evaluates internal accounting controls, is responsible for the selection of the Company’s independent public accountants, and conducts such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between the Company and its independent public accountants. All committee members satisfy the definition of “independent director” as established in the Nasdaq Stock Market’s listing standards and the rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Board of Directors has determined that Mr. Janks qualifies as an “audit committee financial expert” within the meaning of the applicable SEC rules and regulations.

Compensation Committee. The Compensation Committee, which consists of Ms. Hensley and Messrs. Janks and Krause, held six meetings during fiscal 2009. Each of the members of the Compensation Committee is an “independent director” within the meaning of the Nasdaq Stock Market’s listing standards. The Compensation Committee reviews and approves the compensation program for the Company’s executive officers. The Committee is authorized to evaluate and determine the compensation of the Corporation’s Chief Executive Officer, and reviews and approves all such compensation for all other executive officers. The Committee also administers, interprets and makes grants under the Company’s stock option plans. The Compensation Committee is governed by a written charter adopted by the Board of Directors, which is available on the Company’s public website at www.pricesmart.com.

Nominating Committee. The Nominating Committee, which consists of Ms. Hensley and Mr. Price, did not hold any meetings during fiscal 2009. The Nominating Committee may evaluate and recommend candidates to fill vacancies on the Board of Directors or any committee thereof, which vacancies may be created by the departure of any directors, or the expansion of the number of members of the Board. The Nominating Committee may also consider the slate of nominees to be presented for reelection at annual meetings of stockholders. The Nominating Committee has not adopted a nominating committee charter. Because the Nominating Committee only has two members, director nominees are selected, or recommended for the Board’s selection, by a majority of the independent directors who may consider the advice and recommendation of the Nominating Committee pursuant to the Company’s Nominations Process.

Executive Committee. The Executive Committee, which consists of Messrs. Price and Janks, did not hold any meetings during fiscal 2009. The Executive Committee has all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company, except as provided in the Delaware General Corporation Law or the Bylaws of the Company.

Finance Committee. The Finance Committee, which consists of Messrs. Janks, Krause, Wolcott and Price and Ms. Hensley, held four meetings during fiscal 2009. The Finance Committee reviews and makes recommendations with respect to (1) annual budgets, (2) investments, (3) financing arrangements and (4) the creation, incurrence, assumption or guaranty by the Company of any indebtedness, obligation or liability, except, in each case, for any such transactions entered into in the ordinary course of business of the Company.

Real Estate Committee. The Real Estate Committee was disbanded in July 2009, the Board having determined that material terms of real estate related transactions, as well as any material changes to those terms, are being presented by Management to the Board for review and approval.

Governance Committee. The Governance Committee, which consists of Mr. Krause and Ms. Hensley, was established in November 2003 and did not hold any meetings during fiscal 2009. The Governance Committee assists the Board of Directors in establishing corporate governance guidelines and other policies and procedures pertaining to corporate governance matters, and assists the Board of Directors in evaluating potential nominees for director of the Company.

Policy Governing Stockholder Communications with the Board of Directors

The Board of Directors welcomes communications from stockholders of the Company. Any stockholder who wishes to communicate with the Board or one or more members of the Board should do so in writing in care of the General Counsel of the Company, at the principal office of the Company, 9740 Scranton Road, San Diego, California 92121. The General Counsel is directed to forward each communication to the director or directors of the Company for whom it is intended.

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders. Nine members of the Board of Directors attended the Annual Meeting of Stockholders held on January 28, 2009.

Audit Committee Report

The Audit Committee oversees the Company’s financial accounting and reporting process and the audits of the financial statements of the Company. All committee members satisfy the definition of independent director set forth at Rule 5605(a)(2) of the Nasdaq Stock Market’s listing standards. The Audit Committee is governed by a written charter adopted by the Board of Directors, and is available on the Company’s public website at www.pricesmart.com.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited financial statements in the Annual Report, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of its audited financial statements with generally accepted accounting principles. Ernst & Young met with the committee and expressed its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with the committee other matters as required under generally accepted auditing standards, including those matters required under Statement of Auditing Standards No. 61 or the Codification of Statements on Auditing Standards, AU Section 380. In addition, Ernst & Young discussed the accountants’ independence from the Company and from the Company’s management and delivered to the committee those matters to be set forth in written disclosures as required by applicable requirements of the Public Company Accounting Oversight Board regarding independent registered public accounting firm’s communications with the Audit Committee concerning independence.

The committee discussed with the Company’s independent registered public accounting firm the overall scope and plan of their audit. The committee meets with the independent registered public accounting firm, with and without our management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the committee recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 31, 2009 for filing with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Leon C. Janks

Katherine L. Hensley

Lawrence B. Krause

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of October 31, 2009 by (1) each of its directors, (2) each of its Named Executive Officers, (3) each person or group known by it to own beneficially more than 5% of the Common Stock and (4) all directors and executive officers as a group.

Name and Address (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage of Shares of Common Stock Beneficially Owned
Robert E. Price (3)(4)	10,881,146	36.6%
Gonzalo Barrutieta	—	*
Katherine L. Hensley (5)	20,865	*
Leon C. Janks (6)	17,490	*
Lawrence B. Krause (7)	27,740	*
Edgar A. Zurcher	—	*
Jose Luis Laparte (8)	295,837	1.0%
John Heffner (9)	29,099	*
Robert M. Gans (10)	37,762	*
William J. Naylon (11)	23,129	*
Keene Wolcott (12)	30,000	*
The Price Group (13) 7979 Ivanhoe Ave., Suite 520 La Jolla, CA 92037	11,751,696	39.5%
Grupo Gigante, S.A. de C.V. Ave. Ejercito Nacional 769-A Delegacion Miguel Hidalgo Col. Nueva Granada 11520 Mexico, D.F., Mexico	1,667,333	5.6%
All executive officers and directors as a group (14 persons) (14)	11,427,603	38.4%

*	Less than 1%.

(1)	Except as indicated, the address of each person named in the table is c/o PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121.

(2)	Beneficial ownership of directors, executive officers and 5% or more stockholders includes both outstanding shares and shares issuable upon exercise or conversion of options, warrants or other securities that are currently exercisable or convertible or will become exercisable or convertible within 60 days after the date of this table. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and dispositive power with respect to all shares of stock beneficially owned by them.

(3)	Messrs. Robert Price and Sol Price are co-managers of The Price Group, LLC. As such, for purposes of this table, they are each deemed to beneficially own 3,897,260 shares of Common Stock held by The Price Group. Each of Messrs. R. Price and S. Price have shared voting and dispositive powers with respect to, and disclaims beneficial ownership of, the shares held by The Price Group. In addition, Messrs. R. Price and S. Price are directors of Price Charities (fka San Diego Revitalization Corp.). As such, for purposes of this table, they are each deemed to beneficially own 3,885,335 shares of Common Stock held by Price Charities. Each of Messrs. R. Price and S. Price have shared voting and dispositive powers with respect to, and disclaims beneficial ownership of, the shares held by Price Charities. If the percentages of shares of Common Stock beneficially owned by Messrs. R. Price and S. Price were calculated without regard to the shares held by The Price Group or Price Charities, they would own 10.2% and 2.8%, respectively, of the Common Stock.

(4)	Includes 2,245,168 shares of Common Stock held by the Robert & Allison Price Charitable Remainder Trust, of which Mr. R. Price is a trustee. Also includes 796,358 shares of Common Stock held by the Robert and Allison Price Trust, of which Mr. R. Price is a trustee. Also includes 56,415 shares of Common Stock held by trusts for the benefit of Mr. R. Price’s children, of which Mr. R. Price is a trustee.

(5)	Includes 4,200 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(6)	Includes 4,200 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(7)	Includes 4,200 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 7,540 shares of Common Stock held by the Krause Family Limited Partnership, of which Mr. Krause is a general partner, and 10,000 shares of Common Stock held by the Krause Family Trust, of which Mr. Krause is a trustee.

(8)	Includes 50,000 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 166,400 shares of restricted Common Stock that are subject to vesting restrictions.

(9)	Includes 3,200 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 18,400 shares of restricted Common Stock that are subject to vesting restrictions.

(10)	Includes 12,000 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 18,400 shares of restricted Common Stock that are subject to vesting restrictions.

(11)	Includes 18,400 shares of restricted Common Stock that are subject to vesting restrictions.

(12)	Includes 2,400 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(13)	The Price Group is comprised of The Price Group, LLC, the Price Charities, Mr. R. Price and Mr. S. Price. Please see notes (3) and (4). Includes 534,492 shares of Common Stock held by the Sol and Helen Price Trust, of which Mr. S. Price is a trustee, and 290,600 shares held by the Price Family Charitable Trust, of which Mr. S. Price is a trustee.

(14)	See notes (3)-(12). Also includes (a) 14,615 shares of Common Stock beneficially owned by Brud Drachman, 11,008 of which are shares of restricted Common Stock subject to vesting restrictions, (b) 11,008 shares of Common Stock beneficially owned by John D. Hildebrandt, all of which are subject to vesting restrictions and (c) 38,912 shares of Common Stock beneficially owned by Thomas Martin, 18,400 shares of restricted Common Stock that are subject to vesting restrictions.

EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company and their ages as of October 31, 2009 are as follows:

Name	Position	Age
Robert E. Price	Chief Executive Officer	67
Jose Luis Laparte	President	43
John M. Heffner	Executive Vice President and Chief Financial Officer	55
Robert M. Gans	Executive Vice President, Secretary and General Counsel	60
William J. Naylon	Executive Vice President and Chief Operating Officer	47
Thomas D. Martin	Executive Vice President—Merchandising	53
Brud E. Drachman	Executive Vice President—Construction Management	54
John D. Hildebrandt	Executive Vice President—Central America Operations	51

Robert E. Price has been Chairman of the Board of the Company since July 1994 and Chief Executive Officer of the Company since April 2006. He served as Interim Chief Executive Officer of the Company from April 2003 until April 2006 and also served as Interim President of the Company from April 2003 until October 2004. Mr. Price also served as President and Chief Executive Officer of the Company from July 1994 until January 1998. Additionally, Mr. Price served as Chairman of the Board of Price Enterprises, Inc. (“PEI”) from July 1994 until November 1999 and was President and Chief Executive Officer of PEI from July 1994 until September 1997. Mr. Price was Chairman of the Board of Price/Costco, Inc. (“Costco”) from October 1993 to December 1994. From 1976 to October 1993, he was Chief Executive Officer and a director of The Price Company (“TPC”). Mr. Price served as Chairman of the Board of TPC from January 1989 to October 1993, and as its President from 1976 until December 1990. Mr. Price has been a Manager of The Price Group, LLC since August 2000.

Jose Luis Laparte has been a director of the Company since February 2008 and President of the Company since October 2004, after having served as a consultant for the Company from December 2003 to October 2004. Prior to joining the Company as a consultant, Mr. Laparte worked more than 14 years for Wal-Mart Stores, Inc. in Mexico and the United States in progressively responsible positions. From October 2002 through September 2003, he served as Vice President of Sam’s International, where he directed and managed the company’s operations, finance, sales, marketing, product development and merchandising. From May 2000 to October 2002, he served as Vice President, Wal-Mart de Mexico, responsible for sales and the expansion of the Sam’s Club format in Mexico.

John M. Heffner has been Executive Vice President and Chief Financial Officer of the Company since January 2004, after having served as a consultant to the Company on financial matters from September 2003 through December 2003. From February 2000 until August 2003, Mr. Heffner was Vice President of Finance and Chief Financial Officer of Kyocera Wireless Corp. Mr. Heffner’s previous professional experience was with Digital Equipment Corporation where he held a variety of financial management roles over a 20 year period, and more recently with QUALCOMM Incorporated, where he was a Vice President of Finance from July 1998 until February 2000.

Robert M. Gans has been Executive Vice President, General Counsel and Secretary of the Company since August 1997 and was Executive Vice President and General Counsel of PEI from October 1994 until July 1997. Mr. Gans graduated from the UCLA School of Law in 1975 and actively practiced law in private practice from 1975 until 1994. From 1988 until October 1994, Mr. Gans was the senior member of the law firm of Gans, Blackmar & Stevens, A.P.C., of San Diego, California.

William J. Naylon has been Executive Vice President and Chief Operating Officer of the Company since January 2002. Mr. Naylon served as Executive Vice President—Merchandising of the Company from July 2001 until January 2002 and as Senior Vice President of the Company from March 1998 until July 2001. From September 1995 through February 1998, Mr. Naylon was Managing Director for the Company’s licensee warehouse club operation in Indonesia. Prior to joining the Company, Mr. Naylon was a General Manager for Costco and served in various management roles for TPC.

Thomas D. Martin has been Executive Vice President—Merchandising of the Company since October 1998 and served as Senior Vice President of the Company from August 1997 to September 1998. Mr. Martin previously served as Vice President of PEI from August 1994 until July 1997, directing merchandising strategies and product sourcing for its international merchandising business, in addition to managing its trading company activities. Prior to joining PEI as Vice President in August 1994, Mr. Martin served as Vice President of Costco from October 1993 to December 1994 and served in various management roles for TPC.

Brud E. Drachman has been Executive Vice President—Construction Management of the Company since November 2005, served as Executive Vice President—Real Estate and Construction of the Company from February 2005 through October 2005 and as Executive Vice President—Construction and Private Label Merchandising from November 2004 until January 2005. Mr. Drachman served as Executive Vice President—Real Estate and Construction of the Company from November 2002 until October 2004 and served as Senior Vice President—Real Estate and Construction of the Company from August 1998 to October 2002. Mr. Drachman previously served as Vice President—Real Estate and Construction at PEI from August 1994 to August 1997. Prior to joining PEI in 1994, Mr. Drachman served as Project Manager at TPC beginning 1987.

John D. Hildebrandt has been Executive Vice President—Central America and Trinidad Operations since March 2009. Mr. Hildebrandt served as Executive Vice President—Central America Operations from August 2003 until February 2009, Executive Vice President—Caribbean and Asia Operations from July 2001 until July 2003 and Senior Vice President of the Company from September 2000 until July 2001. Mr. Hildebrandt previously served as Vice President of the Company from September 1998 until August 2000, overseeing operations in Central America. Mr. Hildebrandt served as the Company’s Country Manager in the Philippines and Panama from August 1997 until August 1998, and as PEI’s Country Manager in the Philippines and Panama from 1996 until the Company was spun off from PEI in August 1997. Prior to joining PEI as Country Manager in 1996, Mr. Hildebrandt was a Senior Operations Manager of Costco from 1994 through 1996, and served in various management roles for TPC since 1979.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board, comprised entirely of independent directors, administers our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefit plans and policies, administer our stock plans and review and approve annually all compensation decisions relating to all executive officers.

The compensation programs are intended to provide a link between the creation of stockholder value and the compensation earned by our named executive officers and has been designed to:

•	Attract, motivate and retain superior talent;

•	Encourage high performance and promote accountability;

•	Align a portion of compensation with our performance and stockholder returns;

•	Provide performance awards for the achievement of financial and operational targets and strategic objectives that are critical to our long-term growth; and

•	Ensure that the executive officers have financial incentives to achieve substantial growth in stockholder value.

To achieve these objectives, the Compensation Committee, which is comprised of members who have knowledge of executive compensation levels of other companies by virtue of their professional background, experience and dealings external to PriceSmart, has implemented and intends to maintain compensation plans that tie a portion of the executives’ overall compensation to key financial and operational goals.

The compensation of our named executive officers is composed of base salaries, an annual corporate incentive bonus plan and long-term equity incentives in the form of restricted stock. In determining specific components of compensation, the Compensation Committee considers each officer’s performance, level of responsibility, skills and experience, and other compensation awards or arrangements. The Compensation Committee reviews and approves all elements of compensation for all of our named executive officers taking into consideration recommendations from management. The Compensation Committee reviews and approves all annual bonus awards for all executives and restricted stock awards for all employees.

Our President, in consultation with our Chief Executive Officer, sets salaries and bonus opportunities for employees below the level of Executive Vice President and makes recommendations with respect to restricted stock awards to people at these levels. He likewise makes recommendations with respect to salary, bonus eligibility and restricted stock awards for our Executive Vice Presidents. Our President and Chief Financial Officer also gather information and provide compensation recommendations in response to requests from the Compensation Committee. The information includes historical salary and bonus payments to PriceSmart executives, internal equity comparisons, and the financial impact of a particular decision. After gathering this input and receiving these recommendations, the Compensation Committee determines the compensation of our named executive officers in executive session.

The Compensation Committee establishes individual executive compensation at levels the Compensation Committee believes are comparable with those of executives in other companies of similar size and stage of development operating in retail industries, taking into account our relative performance and our own strategic goals. Management utilized Equilar Inc.’s ExecutiveInsight research database, a resource for referencing executive compensation and analyzing executive pay trends, to aid the Compensation Committee in the identification of a peer group of publicly traded companies so that the Compensation Committee could consider competitive market data in determining our named executive officers’ fiscal year 2009 compensation program and compensation levels. In establishing 2009 compensation levels for our named executive officers, the Compensation Committee evaluated the compensation practices of the following public company peer groups:

•

U.S. based retail companies with annual revenues ranging from $500 million to $15 billion: Charlotte Russe Holding, Inc., Wet Seal, Inc., 99¢ Only Stores, Big Lots, Inc., BJ’s Wholesale Club, Inc., Dollar General Corporation, Dollar Tree, Inc., Family Dollar Stores, Inc., Fred’s, Inc., Cato Corp., Gottschalks, Tuesday Morning Corp. and Retail Ventures, Inc.

•

San Diego-based companies with revenues of $500 million to $3 billion: Amylin Pharmaceuticals, Inc., Callaway Golf Co,, Cubic Corp., Illumina, Inc., Jack in the Box, Inc., Leap Wireless International, Inc., Life Technologies Corp., Resmed, Inc., Solera Holdings, Inc. and Viasat, Inc.

As part of this process, the Compensation Committee reviews the mix of the compensation elements for our named executive officers against the compensation data for positions similar to those held by such officers with our peer group of companies. Equilar draws data from proxy statements and reports filed with the Securities and Exchange Commission.

Based on the objectives outlined above, the Compensation Committee strives to set target total compensation opportunity levels and the individual components of compensation to be competitive with the market that we compete in for executive talent. The Compensation Committee does not, however, guarantee that any executive will receive a specific market-derived compensation level.

Compensation data for our peer group of companies is only one of the many factors our Compensation Committee considers in setting compensation for our named executive officers and actual compensation may vary based on our Compensation Committee’s review of other considerations, including our company’s and the individual named executive officer’s performance and the value of the executive’s leadership and other skills to our company.

Our named executive officers may also realize compensation above target opportunity levels based on achieving outstanding results for our stockholders, which is measured in large part based on our performance relative to the annual financial and operational goals set by the Compensation Committee. This approach is intended to ensure that there is a direct relationship between our overall performance in the achievement of its financial and operational goals and each individual named executive officer’s total compensation.

Except as described above, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation. This is due to the small size of our executive team and the need to tailor each executive’s award to attract and retain that executive.

Elements of Compensation

Executive compensation consists of the following elements:

Base Salary. Base salaries for our named executive officers are generally established based on the scope of their responsibilities, level of experience and individual performance, taking into account both external competitiveness and internal equity considerations. While the goal for the base salary component is to compensate executives at a level that are competitive with the salaries of executives in comparable positions among our peer group, our compensation committee does not attempt to set base salaries at a certain target percentile within our peer group. Instead, our compensation committee considers the peer group information as merely a means by which to confirm that its base salary determinations based on the other factors described above are competitive within our peer group. Base salaries are reviewed annually, and adjusted from time to time to address inflation and to take into account individual responsibilities, performance and experience.

Base salaries for named executive officers were adjusted in January 2009. Mr. Price received an increase of $7,000 (2%). Mr. Laparte received an increase of $8,000 (2%), Mr. Heffner received an increase of $5,092 (2%), Mr. Gans received an increase of $5,466 (2.1%), and Mr. Naylon received an increase of $5,600 (2%). These increases were intended to address inflation and to maintain a competitive pay structure with the external market.

Annual Management Bonus Program. The Company emphasizes pay-for-performance through an annual management bonus program. All PriceSmart employees with at least six months of service who meet a minimum level of acceptable performance are eligible to participate in the program. Under the program, the Compensation Committee sets target bonuses for each participant, which are awarded if the Company achieves a targeted level of operating income approved by the Compensation Committee.

For fiscal 2009, our named executive officers’ target bonuses were as follows: Mr. Laparte, $100,000; our Executive Vice Presidents, 15% of base salary. These target bonuses remain at the same level for fiscal 2010.

In fiscal 2009, a percentage of each named executive officer’s actual bonus was contingent upon the Company’s achieving specified percentages, ranging from 90% to 120%, of targeted operating income of $53.0 million. Minimum performance of 90% of a the targeted level of operating income was required for any bonus payouts, with performance between 90% and 100% of the targeted level of operating income resulting in bonuses, as follows:

•	25% of the target bonuses for operating income at 90% to 94% of the targeted operating income level;

•	50% of target bonuses for operating income at 95% to 96% of the targeted operating income level;

•	75% of target bonuses for operating income at 97% to 99% of the targeted operating income level; and

•

For achievement of greater than 100% of targeted operating income, additional bonus amounts are earned on a linear basis of up to a maximum of 150% of an executive’s target bonus for 120% of targeted operating income achievement

For fiscal 2009, our operating income was $57.5 million, and we paid out annual incentive bonuses to each of our named executive officers at 125% of target. The amounts paid to the named executive officers under the annual management bonus program for fiscal 2009 are disclosed below in the Summary Compensation Table as Non-Equity Incentive Plan Compensation. The named executive officers received the bonus amounts dictated by the 2009 Management Bonus Program, as described above, with an adjustment for a real estate related write-off which negatively impacted operating income by approximately 1%. The Compensation Committee determined that excluding this amount from the bonus calculation more accurately reflected the underlying performance of Company management in fiscal year 2009. The effect of this adjustment resulted in aggregate additional bonus payments to the named executive officers of only $8,607.

Under the 2010 program, minimum performance of 90% of a specified level of operating income is required for any bonus payouts, with performance between 90% and 100% of the specified level of operating income resulting in bonuses, as follows: 25% of the target bonuses for operating income at 90-94% of the specified operating income level, 50% of target bonuses at 95-96% of the specified operating income level and 75% of target bonuses at 97-99% of the specified operating income level. The 2010 program also allows for (i) an additional bonus amount, of up to 50% of an executive’s target bonus, for achievement of certain net warehouse sales levels over specified levels of sales; and also (ii) a second additional bonus amount, of up to 50% of an executive’s target bonus, for achievement of certain operating income levels over specified levels of operating income. If both the maximum levels of net warehouse sales and operating income are achieved, an executive’s maximum bonus would be 200% of target bonus. Notwithstanding these performance targets, the Compensation Committee retains discretion in determining whether to grant a bonus to each named executive officer. The Compensation Committee reserves the right to apply its judgment to the year-end bonus pool funding based on factors that may affect reported operating income, both positively and negatively, and specifically approves the payments made to the Company’s named executive officers. We do not currently have any standing guidelines regarding the exercise of such judgment by the Compensation Committee.

Long-Term Incentive Compensation. We believe that long-term incentives are an integral part of the overall executive compensation program and that the Company’s long-term performance will be enhanced through the use of equity awards that reward our executives for maximizing stockholder value over time. While we previously used stock options as the primary long-term equity incentive vehicle, in January 2006 we instead began using restricted stock awards. The restricted stock awards typically vest on an annual basis based upon continued employment over a five-year period. We have not adopted stock ownership guidelines.

We expect to continue to use restricted stock as our primary long-term incentive vehicle because:

•	restricted stock and the related vesting period help attract and retain executives;

•

the value received by the recipient of a restricted stock award can be enhanced by the growth of the stock price; therefore, restricted stock enhances the executives’ incentive to increase our stock price and maximize stockholder value; and

•

restricted stock helps to provide a balance to the overall executive compensation program as base salary and our annual bonus plan focus on short-term compensation, while restricted stock awards reward executives for increases in stockholder value over the longer term.

In determining the number of shares of restricted stock to be granted to our named executive officers, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value and the value of restricted stock in relation to other elements of the individual executive’s total compensation. All awards of restricted stock are made by the Compensation Committee, except that our full Board will take action with respect to any equity awards made to our non-employee directors. The Company does not have equity ownership requirements or guidelines.

Our named executive officers recognize taxable income from restricted stock awards when and as shares vest. On each vesting date, we repurchase a portion of the shares vesting on such vesting date from the participant to cover the tax obligations triggered by the vesting. We repurchase the shares at their fair market value on the date of vesting. We pay the purchase price for the shares we repurchase directly to the taxing authorities. We generally receive a corresponding tax deduction for compensation expense in the year of vesting. The amount included in the participant’s wages upon such vesting, and the amount we may deduct, is equal to the common stock price when the shares vest multiplied by the number of shares vesting.

There were no stock awards granted to our named executive officers in fiscal 2009.

Other Benefits. Our named executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, long and short-term disability and life insurance, in each case on the same basis as our other employees. We also offer to our President a housing allowance and travel benefits in accordance with his employment agreement described below. The Compensation Committee believes that these perquisites are no greater than our competitors’ practices.

Summary of Compensation

The following table shows information regarding the compensation earned by any person who served as our Chief Executive Officer or Chief Financial Officer during fiscal year 2009, and our three other most highly compensated executive officers who were serving as executive officers at August 31, 2009. We refer to these persons as our “named executive officers” elsewhere in this proxy statement.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Robert Price	2009	354,667	—	—	—	—	—		354,667
—Chief Executive Officer	2008	350,000	—	—	—	—	—		350,000
	2007	277,244	—	—	—	—	—		277,244

John M. Heffner	2009	258,000	—	110,256	7,887	48,694	22,610	(2)	447,447
—Executive Vice President and Chief Financial Officer	2008	249,800	—	75,064	23,467	57,285	15,344	(2)	420,960
	2007	235,677	—	26,130	23,403	48,040	11,920	(2)	345,170

Jose Luis Laparte	2009	405,333	—	1,192,206	11,947	125,000	209,787	(3)	1,944,274
—President	2008	394,000	—	899,685	28,392	150,000	141,524	(3)	1,613,601
	2007	378,266	—	373,312	63,497	133,333	110,518	(3)	1,058,926

Robert M. Gans	2009	276,944	—	110,256	—	52,269	22,710	(4)	462,179
—Executive Vice President, Secretary and General Counsel	2008	270,633	—	75,064	—	61,493	14,557	(4)	421,747
	2007	262,700	—	26,130	23,727	53,060	27,375	(4)	392,992

William J. Naylon	2009	283,733	—	110,256	—	53,550	21,876	(5)	469,415
—Executive Vice President and Chief Operating Officer	2008	260,000	—	75,064	—	63,000	16,645	(5)	414,709
	2007	244,333	—	26,130	30,641	49,400	14,050	(5)	364,554

(1)

Represents annual compensation cost for fiscal 2009, fiscal 2008 and fiscal 2007 of restricted stock awards granted to our named executive officers in the relevant fiscal year and prior years in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” or FAS 123(R). For

information regarding assumptions made in connection with this valuation, please see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended August 31, 2009, filed with the SEC on November 9, 2009.

(2)	For fiscal 2009, represents dividend payment of $13,136 and 401(k) matching contributions made by the Company totaling $9,474. For fiscal 2008, represents dividend payments of $5,984 and 401(k) matching contributions made by the Company totaling $9,360. For fiscal 2007, represents a dividend payment of $2,048, health benefits of $263 and 401(k) matching contributions made by the Company totaling $9,609.

(3)	For fiscal 2009, represents dividend payments of $134,200, 401(k) matching contributions made by the Company totaling $8,986, housing allowance payments totaling $50,004 and tax-gross up payments of $16,597. For fiscal 2008, represents dividend payments of $63,200, 401(k) matching contributions made by the Company totaling $8,858, housing allowance payments totaling $50,004 and tax-gross up payments totaling $19,462. For fiscal 2007, represents a dividend payment of $24,000, health benefits of $263, 401(k) matching contributions made by the Company totaling $17,176, housing allowance payments totaling $50,004 and tax gross-up payments totaling $19,075.

(4)	For fiscal 2009, represents dividend payments of $13,136 and 401(k) matching contributions made by the Company totaling $9,574. For fiscal 2008, represents dividend payments of $5,984 and 401(k) matching contributions made by the Company totaling $8,573. For fiscal 2007, represents a dividend payment of $2,048, health benefits of $301 and 401(k) matching contributions made by the Company totaling $9,676 and a special bonus of $15,350.

(5)	For fiscal 2009, represents dividend payments of $13,136 and 401(k) matching contributions made by the Company totaling $8,740. For fiscal 2008, represents dividend payments of $5,984 and 401(k) matching contributions made by the Company totaling $10,661. For fiscal 2007, represents a dividend payment of $2,048, health benefits of $301 and 401(k) matching contributions made by the Company totaling $11,701.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended August 31, 2009 to the named executive officers.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimates Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert Price	—	—	—	—	—	—	—	—	—	—	—
—Chief Executive Officer

John M. Heffner		34,830	38,700	58,050	—	—	—	—	—	—	—
—Executive Vice President and Chief Financial Officer

Jose Luis Laparte		90,000	100,000	150,000	—	—	—	—	—	—	—
—President

Robert M. Gans		37,387	41,542	62,312	—	—	—	—	—	—	—
—Executive Vice President, Secretary and General Counsel

William J. Naylon		38,304	42,560	63,840	—	—	—	—	—	—	—
—Executive Vice President and Chief Operating Officer

Employment Contracts

The Company has employment agreements with each of its named executive officers other than Mr. Price and Mr. Heffner. Each agreement specifies a term and a base salary amount. Each agreement states that the executive is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard company benefits practices and plans. Under the agreements, the executive may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of the executive. The executive may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the Company’s prior written consent. In the event that the Company terminates the agreement for any reason other than cause, death or disability, the executive will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement expires and is not renewed by the Company upon expiration of the employment term with at least the same base annual salary or does not thereafter continue upon other mutually agreeable terms, the executive will be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. Except as noted below, the foregoing severance benefits are the exclusive benefits that would be payable to the executive under his agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreements also contain confidentiality provisions and other terms and conditions customary to executive employment agreements.

The following table shows the name and titles of the named executive officers with employment agreements, as well as the minimum base salary specified in each executive’s agreement and the current expiration date.

Executive	Title	Base Salary	Expiration Date
Jose Luis Laparte	President	$408,000	October 7, 2010
William J. Naylon	Executive Vice President and Chief Operating Officer	$285,600	January 31, 2010
Robert M. Gans	Executive Vice President, Secretary and General Counsel	$278,800	October 16, 2010

Pursuant to his agreement, Mr. Laparte also is entitled to receive an annual housing allowance of $50,000, up to 11 round-trip tickets annually between Mexico City and San Diego for Mr. Laparte and members of his family and reasonable moving expenses to Mexico at the end of the employment term.

Mr. Price and Mr. Heffner are covered by our standard severance policy. Under the policy, if they are terminated for other than cause, death or disability, they will be entitled to receive a lump sum severance payment equal to their base salary for a period equal to two weeks per completed year of service up to a maximum of 26 weeks.

For purposes of the employment agreements and our standard severance policy, “cause” generally means the executive’s (1) repeated and habitual failure to perform his duties or obligations hereunder, (2) engaging in any act that has a direct, substantial and adverse effect on our interests, (3) personal dishonesty, willful misconduct, or breach of fiduciary duty involving personal profit, (4) intentional failure to perform his stated duties, (5) willful violation of any law, rule or regulation which materially adversely affects his ability to discharge his duties or has a direct, substantial and adverse effect on our interests, (6) any material breach of the employment agreement by the executive (if applicable), or (7) the executive’s willful breach of duty in the course of his employment, or habitual neglect of his duty or continued incapacity to perform it.

Equity Incentive Plans

The Company has four equity incentive plans.

1997 PriceSmart Stock Option Plan

The Stock Option Plan of PriceSmart, Inc. (the “1997 Plan”) provides for option grants covering up to 700,000 shares of Common Stock. As of October 31, 2009, 538,609 shares had been issued upon exercise of options granted under the 1997 Plan, options to purchase an aggregate of 28,665 shares of Common Stock at prices ranging from $6.19 to $20.00 per share (other than the annual grants to directors of the Company, which range to $39.00 per share) remained outstanding, and 132,726 shares remained available for future grant. No additional awards will be granted under the 1997 Plan.

Each award agreement under the 1997 Plan provides that in the event of a “Change in Control” or a “Corporate Transaction,” as defined in such award agreements, each outstanding award shall, immediately prior to the effective date of the Change in Control or Corporate Transaction, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully vested shares of Common Stock.

1998 Equity Participation Plan

The 1998 Equity Participation Plan of PriceSmart, Inc. (the “1998 Plan”) provides that the Compensation Committee of the Board or a subcommittee thereof may grant or issue non-qualified stock options, stock purchase rights, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Under the stock purchase feature of the 1998 Plan, the Compensation Committee may grant to any consultant or employee the right to purchase shares of Common Stock (“stock purchase rights”) under the 1998 Plan from time to time, in such amounts and subject to such terms and conditions as the committee may determine, and, at the discretion of the Committee, such determinations may include determining categories of employees and the number of shares to be made available to employees in each such category.

Under the 1998 Plan, each person who is initially elected to the Board and who is a non-employee director at the time of such initial election automatically shall be granted on the date of such initial election the right to purchase 2,716 shares of Common Stock at a purchase price equal to the fair market value on the date the shares are purchased. Non-employee directors also are eligible to receive grants of non-qualified options under the 1998 Plan upon purchases of shares of Common Stock. For each such director who has purchased at least an aggregate of 500 shares of Common Stock, on the date such person purchases additional shares of Common Stock (other than upon the exercise of stock options), such person automatically will be granted a non-qualified stock option to purchase a number of shares of Common Stock equal to the difference between (1) three times the number of such shares of Common Stock actually purchased and (2) the number of shares of Common Stock subject to options previously granted to such director under this provision of the 1998 Plan. No director, however, may receive options under this provision of the 1998 Plan that are exercisable for more than an aggregate of 8,146 shares of our Common Stock.

The 1998 Plan provides for awards covering up to 700,000 shares of Common Stock. As of October 31, 2009, 225,485 shares had been issued upon exercise of options previously granted under the 1998 Plan, options to purchase an aggregate of 15,453 shares of Common Stock at prices ranging from $6.19 to $20.00 per share remained outstanding, 80,421 shares of Common Stock had been issued under the stock purchase provisions of the 1998 Plan, awards of 304,159 shares of restricted Common Stock had been granted, net of forfeitures and shares repurchased by the Company to cover employees’ tax withholding obligations upon vesting, under the 1998 Plan, and 74,482 shares remained available for future grant.

Each award agreement under the 1998 Plan provides that in the event of a “Change in Control” or a “Corporate Transaction,” as defined in such award agreements, each outstanding award shall, immediately prior to the effective date of the Change in Control or Corporate Transaction, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully vested shares of Common Stock.

2001 Equity Participation Plan

The 2001 Equity Participation Plan of PriceSmart, Inc. (the “2001 Plan”) provides that the Compensation Committee of the Board of Directors or a subcommittee thereof may grant or issue incentive stock options, non-qualified stock options, stock purchase rights, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Under the stock purchase feature of the 2001 Plan, the Compensation Committee may grant to any employee, independent director or consultant stock purchase rights under the 2001 Plan from time to time, in such amounts and subject to such terms and conditions as the Committee may determine, and, at the discretion of the Committee, such determinations may include determining categories of employees and the number of shares to be made available to employees in each such category. The purchase price for shares of Common Stock purchased pursuant to any stock purchase right granted under the 2001 Plan shall be no less than the fair market value of such Common Stock as of the date of purchase.

The 2001 Plan provides for awards covering up to 400,000 shares of Common Stock. As of October 31, 2009, 182,795 shares had been issued upon exercise of options previously granted under the 2001 Plan, options to purchase an aggregate of 69,080 shares of Common Stock at prices ranging from $6.13 to $23.61 per share (other than the annual grants to directors of the Company, which range to $35.00 per share) remained outstanding, awards of 97,628 shares of restricted Common Stock had been granted, net of forfeitures and shares repurchased by the Company to cover employees’ tax withholding obligations upon vesting, no shares of Common Stock had been issued under the stock purchase provisions of the 2001 Plan, and 50,497 shares remained available for future grant.

The 2001 Plan provides that in the event of a “Change in Control” or a “Corporate Transaction,” each as defined in the 2001 Plan, each outstanding award shall, immediately prior to the effective date of the Change in Control or Corporate Transaction, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully-vested shares of Common Stock.

2002 Equity Participation Plan

The 2002 Equity Participation Plan of PriceSmart, Inc. (the “2002 Plan”) provides that the Compensation Committee of the Board of Directors or a subcommittee thereof may grant or issue incentive stock options, non-qualified stock options, stock purchase rights, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Under the stock purchase feature of the 2002 Plan, the Compensation Committee may grant to any employee, independent director or consultant stock purchase rights under the 2002 Plan from time to time, in such amounts and subject to such terms and conditions as the Committee may determine, and, at the discretion of the Committee, such determinations may include determining categories of employees and the number of shares to be made available to employees in each such category. The purchase price for shares of Common Stock purchased pursuant to any stock purchase right granted under the 2002 Participation Plan shall be no less than the fair market value of such Common Stock as of the date of purchase.

The 2002 Plan provides for awards covering up to 1,250,000 shares of Common Stock. As of October 31, 2009, 176,782 shares had been issued upon exercise of options previously granted under the 2002 Plan, options to purchase an aggregate of 31,400 shares of Common Stock at prices ranging from $6.19 to $16.67 per share remained outstanding, awards of 521,339 shares of restricted Common Stock had been granted, net of forfeitures and shares repurchased by the Company to cover employees’ tax withholding obligations upon vesting, no shares of Common Stock had been issued under the stock purchase provisions of the 2002 Plan, and 520,479 shares remained available for future grant.

The 2002 Plan provides that in the event of a “Change in Control” or a “Corporate Transaction,” each as defined in the 2002 Plan, each outstanding award shall, immediately prior to the effective date of the Change in Control or Corporate Transaction, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such award and, as applicable, may be exercised for any or all of those shares as fully-vested shares of Common Stock.

The Retirement Plan of PriceSmart, Inc.

In 1998, the Company established a retirement plan. The retirement plan is designed to be a “qualified” plan under applicable provisions of the Internal Revenue Code of 1986, as amended, covering all employees who have completed three months of service, as defined in the retirement plan. Each year, participants may contribute up to 100% per pay period of their pre-tax annual compensation (as defined in the retirement plan) up to the maximum allowable by the Internal Revenue Code of 1986, as amended. Participants also may contribute amounts representing distributions from other qualified plans. The Company makes a matching contribution equal to 100% of the participant’s elective deferral up to an annual maximum of 4% of base compensation. Although the Company has not expressed any intent to do so, the Company has the right under the retirement plan to discontinue its contributions at any time and to terminate the retirement plan, subject to the provisions of Employee Retirement Income Security Act of 1974, as amended. All participants in the retirement plan are immediately vested in their accounts and earnings thereon.

Outstanding Equity Awards

The following table sets forth certain information with respect to outstanding equity awards at August 31, 2009 with respect to the named executive officers.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)		Market Value of Shares of Stock That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)
Robert Price	—	—	—	—	—	—		—	—	—
—Chief Executive Officer

John M. Heffner	12,800	—	—	6.26	1/1/2010	6,400	(4)	113,600	—	—
—Executive Vice President and						12,000	(6)	213,000	—	—
Chief Financial Officer

Jose Luis Laparte	50,000	—	—	6.13	5/13/2010	12,800	(4)	227,200	—	—
—President	30,000			6.19	2/1/2010	77,200	(5)	1,370,300	—	—
						100,000	(6)	1,775,000	—	—

Robert M. Gans	21,000	—	—	6.19	2/2/2010	6,400	(4)	113,600	—	—
—Executive Vice President,						12,000	(6)	213,000	—	—
Secretary and General Counsel

William J. Naylon						6,400	(4)	113,600	—	—
—Executive Vice President and						12,000	(6)	213,000	—	—
Chief Operating Officer

(1)	Represents our standard form of stock option agreement. Each stock option has a term of six years from the date of grant. Each stock option vests in five equal installments on an annual basis based upon continued employment over a five-year period measured from the date of grant, except that Mr. Laparte’s 50,000 share option expiring May 13, 2010 vested in equal amounts annually over a three-year period. Each award is also subject to certain accelerated vesting upon a change in control, as described under “—Equity Incentive Plans” above. All of the options referenced in the table are fully vested.

(2)	Represents our standard form of restricted stock award. Each restricted stock award vests in five equal installments on an annual basis based upon continued employment over a five-year period measured from the date of grant. Each award is also subject to certain accelerated vesting upon a change in control, as described under “ Equity Incentive Plans” above.

(3)	Computed by multiplying the closing market price of the Company’s Common Stock ($17.75) on August 31, 2009 (the last trading day of fiscal 2009) by the number of shares subject to such stock award.

(4)	This award was granted on January 24, 2006.

(5)	This award was granted on December 7, 2006.

(6)	This award was granted on February 1, 2008.

Option Exercises and Shares Vested

The following table sets forth certain information with respect to option and stock exercises during the fiscal year ended August 31, 2009 with respect to the named executive officers.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert Price	—	—	—	—
—Chief Executive Officer

John M. Heffner	19,200	202,989	6,200	99,944
—Executive Vice President and Chief Financial Officer

Jose Luis Laparte	20,000	190,248	31,400	506,168
—President			23,600	413,472

Robert M. Gans	9,000	97,612	6,200	99,944
—Executive Vice President, Secretary and General Counsel

William J. Naylon	—	—	6,200	99,944
—Executive Vice President and Chief Operating Officer

(1)	The value realized upon exercise of an option is calculated based on the number of shares issued upon exercise of such option multiplied by the difference between the fair market value per share on the date of exercise less the exercise price per share of such option.

(2)	The value realized upon vesting of a stock award is calculated based on the number of shares vesting multiplied by the difference between the fair market value per share of our Common Stock on the vesting date less the purchase price per share.

Pension Benefits

Other than our retirement plan, which is described above, we do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

Nonqualified Deferred Compensation

We do not have any plan that provides for deferred compensation.

Director Compensation

Each non-employee director receives $20,000 per year for serving on the Board. In addition, non-employee directors who serve on committees of the Board (in a capacity other than chairman of a committee) receive $500 for each meeting attended. The chairmen of the committees of the Board each receive $5,000 per year in addition to their other compensation as directors, except that the chairman of the Audit Committee receives $35,000 per year. Each director is eligible to receive stock options pursuant to the Company’s 1997 Plan, 1998 Plan, 2001 Plan and 2002 Plan. Under each of the 1997 Plan, 1998 Plan, 2001 Plan and 2002 Plan, non-employee directors are entitled to receive initial grants of non-qualified stock options to purchase 3,000 shares of Common Stock upon becoming directors and additional grants of options to purchase 1,000 shares of Common Stock on the date of each annual meeting of stockholders at which the director is re-elected to the Board. Each year, the Company makes a determination as to which equity plan the automatic non-employee option awards will be granted under for such year based in part on its review of the available share reserves under such equity plans. In no event will the non-employee directors receive automatic option grants under more than one equity plan during any year.

Under the 1998 Plan, each person who is initially elected to the Board and who is an independent director at the time of such initial election automatically shall be granted on the date of such initial election the right to purchase 2,716 shares of Common Stock at a purchase price equal to the fair market value on the date the shares are purchased. Non-employee directors also are eligible to receive grants of non-qualified options under the 1998 Plan upon purchases of shares of Common Stock. For each such director who has purchased at least an aggregate of 500 shares of Common Stock, on the date such person purchases additional shares of Common Stock (other than upon the exercise of stock options), such person automatically will be granted a non-qualified stock option to purchase a number of shares of Common Stock equal to the difference between (1) three times the number of such shares of Common Stock actually purchased and (2) the number of shares of Common Stock subject to options previously granted to such director under this provision of the 1998 Plan. No director, however, may receive options under this provision of the 1998 Plan that are exercisable for more than an aggregate of 8,146 shares of our Common Stock.

In April 2008 the Company’s Board granted to directors Hensley, Janks, Krause and Wolcott an award of restricted stock units, entitling each of such directors to 5,000 shares of the Company’s Common Stock, with vesting commencing on March 29, 2008 at the rate of 20% per year. Such awards were subject to approval of an amendment to the Company’s 2001 Plan by the stockholders of this Company, allowing for the award of restricted stock units to independent directors under that Plan. The amendment was approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders held on January 28, 2009.

Directors also receive reimbursement for travel expenses incurred in connection with their duties as directors.

The following table sets forth a summary of the compensation we paid to our non-employee directors in the fiscal year ended August 31, 2009.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Gonzalo Barrutieta	20,000	—	7,247	—	—	—	27,247
Murray Galinson (3)	20,000	—	4,526	—	—	—	24,526
Katherine L. Hensley	35,000	23,279	5,325	—	—	—	63,604
Leon C. Janks	63,500	23,279	5,325	—	—	—	92,104
Lawrence B. Krause	33,000	23,279	5,325	—	—	—	61,604
Keene Wolcott	22,000	23,279	9,088	—	—	—	54,367

(1)	Represents annual compensation cost for fiscal year 2009 of restricted stock unit awards granted to the non-employee director in fiscal 2008 in accordance with FAS 123(R). For information regarding assumptions made in connection with this valuation, please see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended August 31, 2009, filed with the SEC on November 9, 2009. The aggregate number of restricted stock unit awards outstanding at the end of fiscal 2009 for each director were as follows: Gonzalo Barrutieta, 0; Murray Galinson, 0; Katherine L. Hensley, 4,000; Leon C. Janks, 4,000; Lawrence B. Krause, 4,000; and Keene Wolcott, 4,000.

(2)	Represents annual compensation cost for fiscal year 2009 of options to purchase our Common Stock granted to the non-employee director in fiscal 2009 and prior years in accordance with FAS 123(R). For information regarding assumptions made in connection with this valuation, please see Note 8 to our consolidated financial statements included in our Annual Report on form 10-K for the year ended August 31, 2009, filed with the SEC on November 9, 2009. The aggregate number of stock option awards outstanding at the end of fiscal 2009 for each director were as follows: Gonzalo Barrutieta, 4,000; Murray Galinson, 9,000; Katherine L. Hensley, 8,000; Leon C. Janks, 8,000; Lawrence B. Krause, 8,000; and Keene Wolcott, 6,000.

The full grant date fair value of each individual stock option award (on a grant-by-grant basis) during fiscal 2009 as computed under FAS 123(R) is as follows:

Name	Date of Grant	Number of Shares	Grant Date Fair Value
Gonzalo Barrutieta	1/28/2009	1,000	$16,340
Katherine L. Hensley	1/28/2009	1,000	$16,340
Leon C. Janks	1/28/2009	1,000	$16,340
Lawrence B. Krause	1/28/2009	1,000	$16,340
Keene Wolcott	1/28/2009	1,000	$16,340

(3)	Mr. Galinson resigned from the Board effective October 15, 2009.

Severance and Change in Control Payments

The Company has entered into agreements and maintains plans that require it to make payments and/or provide benefits to its named executive officers under specified circumstances in the event of a termination of their employment or a change of control. The Company provides for certain severance benefits in the event that a named executive officer’s employment is involuntarily terminated. Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary continuation and with the intent of providing for a stable work environment. The Company believes that reasonable severance benefits for its named executive officers are important because it may be difficult for the Company’s executive officers to find comparable employment within a short period of time following certain qualifying terminations. In addition to normal severance, the Company provides for accelerated vesting of all equity awards for all of its employees in the event of a change in control as a means reinforcing and encouraging the continued attention and dedication of its employees to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. The Company believes that the interests of stockholders will be best served if the interests of its senior management are aligned with them, and providing these change-in-control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

The Company extends severance, continuity and change-in-control benefits because they are essential to help the Company fulfill its objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive within the Company’s industry and company size and to attract highly qualified individuals and encourage them to be retained by the Company. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the Compensation Committee when determining executive officer compensation, the decision to offer these benefits did not influence the Compensation Committee’s determinations concerning other direct compensation or benefit levels.

The following table summarizes the potential payments to each named executive officer in two different potential scenarios: (1) a termination of the named executive officer without cause, and (2) a change of control without a termination of employment. The table assumes that the termination of employment or change of control occurred on August 31, 2009, the last business day of our last completed fiscal year. For purposes of estimating the value of accelerated vesting of equity awards to be received in the event of a change of control, the Company has assumed a price per share of our Common Stock of $17.75, which represents the closing market price of the Company’s Common Stock as reported on the Nasdaq Global Select Market on August 31, 2009 (the last trading day of fiscal 2009).

Named Executive Officer	Severance upon Termination without Cause		Acceleration of Options and Restricted Stock upon Change of Control
Robert Price		(1)	—
—Chief Executive Officer

John M. Heffner		(1)	$400,136
—Executive Vice President and Chief Financial Officer

Jose Luis Laparte		(2)	$4,069,100
—President

Robert M. Gans		(2)	$465,320
—Executive Vice President, Secretary and General Counsel

William J. Naylon		(2)	$326,600
—Executive Vice President and Chief Operating Officer

(1)	Mr. Price and Mr. Heffner are covered by our standard severance policy. Under the policy, if they are terminated for other than cause, death or disability, they will be entitled to a lump sum severance payment equal to their base salary for a period equal to two weeks per completed year of service up to a maximum of 26 weeks.

(2)	Under the named executive officer’s employment agreement, in the event of his termination for other than cause, death or disability, he will be entitled to the continuation of his base salary for a period of one year, payable over such severance period in conformity with the Company’s normal payroll.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis provisions to be included in this proxy statement. Based on the reviews and discussions referred to above, we recommend to the board of directors that the Compensation Discussion and Analysis referred to above be included in this report.

The foregoing has been furnished by the Compensation Committee.

Katherine L. Hensley

Leon C. Janks

Lawrence B. Krause

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Ms. Hensley and Messrs. Janks and Krause. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at August 31, 2009. For more information regarding the Company’s equity compensation plans, please see “Compensation Discussion and Analysis—Equity Incentive Plans” above.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	179,998	$10.02	624,974
Equity compensation plans not approved by security holders	—	—	—
Total	179,998	$10.02	624,974

CERTAIN TRANSACTIONS

Review and Approval of Related Party Transactions

All transactions and relationships in which the Company and our directors and executive officers or their immediate family members are participants are reviewed by our Audit Committee or another independent body of the Board of Directors, such as the independent and disinterested members of the Board. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee or the independent and disinterested members of the Board may consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee deems appropriate.

Related Party Transactions

Relationships with Edgar A. Zurcher: Mr. Zurcher has been a director of the Company since October 15, 2009 and also served as a director of the Company from November 2000 to February 2008. Mr. Zurcher is a director of a company that owns 40% of Payless ShoeSource Holdings, Ltd., which rents retail space from the Company. The Company recorded approximately $1.3 million in rental income for this space during the fiscal year ended August 31, 2009. Additionally, Mr. Zurcher is a director of Molinos de Costa Rica Pasta, from which PriceSmart purchases pasta and other products. PriceSmart paid approximately $235,000 for products purchased from this entity during the fiscal year ended August 31, 2009. Also, Mr. Zurcher is a director of Roma S.A. dba Roma Prince S.A. PriceSmart purchased products from this entity for approximately $3.8 million for the fiscal year ended August 31, 2009.

Relationships with Gonzalo Barrutieta: Gonzalo Barrutieta has been a director of the Company since February 2008. Mr. Barrutieta is a member of the Board of Directors of Office Depot Mexico that operates Office Depot Panama which rents retail space from the Company. The Company recorded approximately $240,000 in rental income and maintenance charges for this space during the fiscal year ended August 31, 2009.

GENERAL

Independent Registered Public Accounting Firm

The Audit Committee of the Company’s Board has selected Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the 2010 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and non-audit fees. The aggregate fees billed to us by Ernst & Young LLP, the Company’s independent registered public accounting firm, for the indicated services for each of the last two fiscal years were as follows (in thousands):

	2009	2008
Audit Fees (1)	$1,908	$2,401
Audit Related Fees (2)	51	42
Tax Fees (3)	8	19
All Other Fees	—	—

Total	$1,967	$2,462

(1)	Audit Fees consist of fees for professional services performed by Ernst & Young LLP for the audit of the Company’s annual financial statements and review of quarterly financial statements.

(2)	Audit Related Fees consist of fees for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	Tax Fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our Audit Committee has established a policy that generally requires that all audit and permissible nonaudit services provided by the Company’s independent registered public accounting firm will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. From the time that the recently adopted pre-approval requirements became effective, all permissible non-audit services provided by the Company’s independent registered public accounting firm have been pre-approved by the Company’s Audit Committee. Our Audit Committee has considered whether the provision of services under the heading “All Other Fees” is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of 10 percent or more of the Company’s Common Stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of the Common Stock. Based solely on our review of such forms received by the Company and the written representations of the reporting persons, the Company has determined that no reporting persons known to the Company were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act.

Stockholder Proposals

A proposal to be considered for inclusion in the Company’s proxy statement for the next annual meeting must be received by the Secretary of the Company not later than August 10, 2010 to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. A stockholder proposal submitted after October 25, 2010 will not be considered timely. Holders of proxies which expressly confer discretionary authority may vote for or against an untimely proposal.

Annual Report

The Annual Report of the Company for the fiscal year ended August 31, 2009 will be mailed to stockholders of record on or about, December 8, 2009. The Annual Report does not constitute, and should not be considered, a part of this Proxy solicitation material.

If any person who was a beneficial owner of Common Stock of the Company on the record date for the Annual Meeting of Stockholders desires additional information, a copy of the Company’s Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date. Requests should be directed to PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121, Attention: Secretary.

Householding of Proxy Materials

If you share an address with another stockholder, you may receive only one set of proxy materials unless you have provided contrary instructions. The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement and annual report to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings, save significant printing and postage costs, and conserve natural resources. Stockholders will receive only one copy of our proxy statement and annual report if they share an address with another stockholder, have been previously notified of householding by their broker, bank or other intermediary, and have consented to householding, either affirmatively or implicitly by not objecting to householding. If you would like to opt out of this practice for future mailings, and receive separate annual reports and proxy statements for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report or proxy statement without charge by sending a written request to PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121, Attention: Secretary or call Investor Relations at (858) 404-8800. We will promptly send additional copies of the annual report or proxy statement upon receipt of such request.

Other Matters

The Board does not know of any matter to be presented at the Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN

THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

Robert M. Gans Secretary

Dated: December 8, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . PRICESMART, INC Annual Meeting of Stockholders January 27, 2010 10:00 AM This proxy is solicited by the Board of Directors The undersigned stockholder of PriceSmart, Inc., a Delaware corporation (the “Company”), hereby appoints Robert M. Gans and John M. Heffner, and each of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held on Wednesday, January 27, 2010 at 10 a.m. Pacific Time, and any adjournment or postponement thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and revokes any proxy heretofore given with respect to such meeting. This Proxy is solicited on behalf of the Board of Directors of the Company. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” the proposals listed on the reverse side. Continued and to be signed on reverse side 0000031968_2 R2.09.05.010

1 1 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000031968_1 R2.09.05.010 For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Gonzalo Barrutieta 02 Katherine L. Hensley 03 Leon C. Janks 04 Lawrence B. Krause 05 Jose Luis Laparte 06 Robert E. Price 07 Keene Wolcott 08 Edgar A. Zurcher PRICESMART, INC 9740 SCRANTON ROAD SAN DIEGO, CA 92121-1745 Attn: Robert Gans Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NOTE: The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.